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                                                                     EXHIBIT 5.1



                               September 15, 1998



Liberty Bancshares, Inc.
1414 East Primrose
Springfield, MO  65804

Ladies and Gentlemen:

         We have acted as counsel to Liberty Bancshares, Inc., a Missouri corporation (the "Company"), in connection with the transaction contemplated by the Agreement and Plan of Merger dated June 18, 1998 (the "Merger Agreement"), by and among the Company, Liberty Bank ("Liberty"), and Sac River Valley Bank ("Sac River").

         This opinion is being furnished in accordance with the requirements of item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         Pursuant to the Merger Agreement, Sac River will merge with and into Liberty, and Liberty will be the surviving corporation (the "Merger"). In the Merger, the outstanding shares of common stock, $30.00 par value, of Sac River, will be exchanged at the election of the Sac River shareholders for cash or fully paid and nonassessable shares of common stock, $1.00 par value, of the Company (the "Bancshares Common Stock").

         In connection with the transaction contemplated by the Merger Agreement, the Company will file with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of the shares of Bancshares Common Stock to be issued in the Merger.

         a.     the Registration Statement,

         b. the Articles of Incorporation and By-laws of the Company, as in effect on the date hereof,

         c.     the Merger Agreement, and

         d. certain resolutions of the Board of Directors of the Company relating to the Merger.


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Liberty Bancshares, Inc.
September 15, 1998
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We have also examined such other documents as we deemed necessary or appropriate as a basis for the opinions set forth herein.

         In our examination, we have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the completeness and authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified or photostatic copies, and (v) the completeness and authenticity of the originals of such documents.

         In making our examination of documents executed by parties other than the Company, we have assumed (i) that such parties had the power, corporate or other, to enter into and perform all of the obligations thereunder, (ii) the due authorization by all requisite action, corporate or otherwise, and (iii) the execution and delivery by such parties of such documents.

         This opinion is limited to laws of the State of Missouri.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Company is duly organized and existing and is in good standing under the laws of the State of Missouri.

         2. Shares of Bancshares Common Stock, when issued upon the consummation of the Merger in accordance with the terms of the Merger Agreement and as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.



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Liberty Bancshares, Inc.
September 15, 1998
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         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the related Proxy Statement/Prospectus which forms a part of the Registration Statement.

                                                     Very truly yours,

                                                    /s/ Husch & Eppenberger, LLC
                                                    ----------------------------
                                                        Husch & eppenberger, LLC